EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-57854, No. 333-30066, No. 333-93369, No. 33-30722 and No. 33-27190) of The Genlyte Group Incorporated of our report dated February 28, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears on this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Louisville, Kentucky
February 28, 2007